EXHIBIT 23 — Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-84055) pertaining to the Paychex, Inc. 401(k) Incentive Retirement Plan of our report dated May 6, 2002, with respect to the financial statements and schedule of Paychex, Inc. 401(k) Incentive Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

June 17, 2002
Buffalo, New York

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